UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2017

West Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35846	47-0777362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (402) 963-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introduction

As previously disclosed, West Corporation, a Delaware corporation (the “Company” or “West”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 9, 2017, with Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), and Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). On October 10, 2017 (the “Closing Date”), upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, Merger Sub merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). Parent is an affiliate of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Management VIII, L.P. The total amount of funds used to complete the Merger and related transactions and pay related fees and expenses was approximately $5.2 billion, which was funded through a combination of equity contributions from the Apollo Funds, cash of the Company and proceeds from the debt financing transactions described below.

The description of the Merger Agreement and related transactions (including, without limitation, the Merger) in this Form 8-K does not purport to be complete and is subject, and qualified in its entirety by reference to the full text of the Merger Agreement which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2017 and incorporated herein by reference.

Item 1.01	Entry into a Material Definitive Agreement.

8.50% Senior Notes due 2025

General

On the Closing Date, Merger Sub successfully completed the offering of $1,150.0 million aggregate principal amount of 8.50% Senior Notes due 2025 (the “Senior Notes”). The Senior Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Senior Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws. The Senior Notes were issued pursuant to an Indenture, dated as of October 10, 2017, between Merger Sub and U.S. Bank, National Association, as trustee (as supplemented, the “Indenture”).

On the Closing Date, upon the completion of the Merger, the Company and certain subsidiaries of the Company (the “Subsidiary Guarantors”) entered into a supplemental indenture pursuant to which the Company assumed the obligations under the Senior Notes and the Indenture and the Subsidiary Guarantors guaranteed the Company’s obligations under the Senior Notes and the Indenture.

The Company’s obligations under the Senior Notes and the Indenture are fully and unconditionally guaranteed by each of the Company’s wholly-owned domestic restricted subsidiaries that guarantees the Company’s Senior Facilities (as defined below). The Senior Notes and the related guarantees are unsecured obligations of the Company and each Subsidiary Guarantor.

Maturity and Interest Payments

The Senior Notes will mature on October 15, 2025. Interest on the Senior Notes will accrue at 8.50% per annum and will be paid semi-annually, in arrears, on April 15 and October 15 of each year, beginning April 15, 2018.

Redemption

On or after October 15, 2020, the Company may redeem the Senior Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the Indenture. In addition, prior to October 15, 2020, the Company may redeem the Senior Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any. Notwithstanding the foregoing, at any time and from time to time prior to October 15, 2020, the Company may redeem in the aggregate up to 40% of the original aggregate principal amount of the Senior Notes (calculated after giving effect to any issuance of additional notes) in an aggregate amount not to exceed the amount of net cash proceeds of one or more equity offerings at a redemption price equal to 108.500%, plus accrued and unpaid interest, if any, so long as at least 50% of the original aggregate principal amount of the Senior Notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption.

Certain Covenants

The Indenture, among other things, limits the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay dividends or distributions on, or redeem or repurchase, capital stock and make other restricted payments; (iii) make certain investments; (iv) consummate certain asset sales; (v) engage in certain transactions with affiliates; (vi) grant or assume certain liens; and (vii) consolidate, merge or transfer all or substantially all of its assets.

These covenants are subject to a number of important qualifications and exceptions. Additionally, upon the occurrence of specified change of control events, the Company must offer to repurchase the Senior Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. The Indenture also provides for customary events of default.

Senior Facilities

General

On the Closing Date, in connection with the Merger, the Company assumed Merger Sub’s obligations under a First Lien Credit Agreement, dated as of the Closing Date, by and among Parent, Merger Sub, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent, which provides for senior secured financing of approximately $2,907.5 million, consisting of:

•	a first lien term loan facility (the “Term Loan Facility”) in an aggregate principal amount of approximately $2,557.5 million with a maturity of seven years; and

•	a first lien revolving credit facility (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Senior Facilities”) in an aggregate principal amount of $350.0 million with a maturity of five years, including a letter of credit sub-facility.

In addition, the Company may request one or more incremental term loan facilities, one or more incremental revolving credit facilities and/or an increase in commitments under the Revolving Credit Facility (collectively, “incremental facilities”) in an aggregate amount of up to the sum of (x) the greater of (i) $565 million and (ii) 0.75 times the Pro Forma Adjusted EBITDA for the applicable test period plus (y) an additional amount incurred to refinance any of the Company’s outstanding 4.750% Senior Secured Notes due 2021 (the “4.750% Notes”) plus (z) an additional amount so long as, (i) in the case of loans under incremental facilities secured by liens on the collateral that rank pari passu with the liens on the collateral securing the Senior Facilities, the Company satisfies a certain net first lien leverage ratio, (ii) in the case of loans under incremental facilities secured by liens on collateral that rank junior to the liens on the collateral securing the Senior Facilities, the Company satisfies a certain net secured leverage ratio and (iii) in the case of loans under such incremental facilities that are unsecured, the ratio of Pro Forma Adjusted EBITDA to total cash interest expense on a pro forma basis is not less than 2.00 to 1.00, in each case, subject to certain conditions and receipt of commitments by existing or additional lenders.

Proceeds of the term loans were used to partially fund the transactions and to pay related fees and expenses. Proceeds of the revolving loans and letters of credit will be used for working capital and general corporate purposes.

Interest Rates and Fees

Borrowings under the Senior Facilities will bear interest at a rate equal to, at the Company’s option, either (a) a LIBOR rate determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, and subject to a 1.00% floor in the case of the Term Loan Facility and a 0% floor in the case of the Revolving Credit Facility, or (b) a base rate determined by reference to the highest of (i) the federal funds effective rate plus 0.50% per annum, (ii) the prime rate of Credit Suisse AG, Cayman Islands Branch and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin of 4.00% for LIBOR loans and 3.00% for base rate loans. The applicable margin for borrowings under the Revolving Credit Facility is subject to two step downs if the Company satisfies certain net first lien senior secured leverage ratios.

In addition to paying interest on the outstanding principal under the Senior Facilities, the Company is required to pay a commitment fee equal to 0.50% per annum to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The commitment fee under the Revolving Credit Facility is subject to one step-down if the Company satisfies a certain net first lien leverage ratio. The Company will also be required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit.

Amortization and Prepayments

The Senior Facilities require scheduled quarterly amortization payments on the term loans in an annual amount equal to 1.0% of the original principal amount of the term loans, with the balance to be paid at maturity.

In addition, the Senior Facilities require the Company to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% if the Company satisfies certain net first lien leverage ratios) of the Company’s annual excess cash flow, as defined under the Senior Facilities;

•	100% of the net cash proceeds of all non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•	100% of the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

The Company may voluntarily repay outstanding loans under the Senior Facilities at any time, without prepayment premium or penalty, except in connection with a repricing event in respect of the term loans as described below, subject to customary “breakage” costs with respect to LIBOR rate loans.

Any refinancing through the issuance of certain debt or any repricing amendment, in either case, that constitutes a “repricing event” applicable to the term loans resulting in a lower yield occurring at any time during the first twelve months after the Closing Date will be accompanied by a 1.00% prepayment premium or fee, as applicable.

Collateral and Guarantors

All obligations under the Senior Facilities are unconditionally guaranteed by Parent on a limited-recourse basis and each of the Company’s existing and future direct and indirect, wholly owned material domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of the Company’s capital stock directly held by Parent and substantially all of the Company’s assets and those of each Subsidiary Guarantor, including a pledge of the capital stock of all entities directly held by the Company or the Subsidiary Guarantors (which pledge is limited to 65% of the capital stock of first-tier foreign subsidiaries), in each case subject to exceptions. Such security interests consist of a first-priority lien with respect to the collateral. The Senior Facilities will be secured on a pari passu basis with the 4.750% Notes.

Restrictive Covenants and Other Matters

The Revolving Credit Facility requires that the Company, commencing as of the last day of the first full fiscal quarter after the Closing Date and subject to a testing threshold, comply on a quarterly basis with a maximum net first lien leverage ratio of 5.90 to 1.00. The testing threshold will be satisfied (and therefore the covenant must be complied with at the end of such quarter) if the aggregate amount of funded loans and issued letters of credit (excluding up to $20 million of undrawn letters of credit under the Revolving Credit Facility and letters of credit that are cash collateralized) under the Revolving Credit Facility on such date exceeds an amount equal to 35% of the then-outstanding commitments under the Revolving Credit Facility.

The Senior Facilities contain certain customary affirmative covenants. The negative covenants in the Senior Facilities include, among other things, limitations (none of which are absolute) on the ability of the Company and its subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	create liens on certain assets;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of its capital stock or make other restricted payments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets;

•	enter into certain transactions with its affiliates;

•	enter into certain sale-leaseback transactions;

•	change its lines of business;

•	restrict dividends from its subsidiaries or restrict liens;

•	change its fiscal year; and

•	prepay subordinated debt or modify the terms of certain debt or organizational agreements.

The Senior Facilities contain certain customary events of default, including relating to a change of control. If an event of default occurs, the lenders under the Senior Facilities will be entitled to take various actions, including the acceleration of amounts due under the Senior Facilities and all actions permitted to be taken by a secured creditor in respect of the collateral securing the Senior Facilities.

In addition, in connection with the entry into of the Senior Facilities, Credit Suisse has become a party to that certain First Lien Intercreditor Agreement, dated as of June 17, 2016 (the “Intercreditor Agreement”), among the Company, the other grantors party thereto and U.S. Bank National Association, as the Initial Other Authorized Representative, and has been designated as the “Credit Agreement Collateral Agent” and the “Controlling Collateral Agent” thereunder.

Certain Relationships

The lenders under the Senior Facilities and their respective affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of one or more of the lenders under the Senior Facilities acted as initial purchasers in the offering of the Senior Notes and received customary fees in connection with such offering.

Item 1.02	Termination of a Material Definitive Agreement.

Existing Credit Agreement

On the Closing Date, the Company terminated its Amended and Restated Credit Agreement (the “Existing Credit Facility”), dated as of October 5, 2010 (as amended, restated, supplemented or otherwise modified prior to the Closing Date), by and among the Company, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent. In connection with the termination, the Company repaid all of the outstanding obligations in respect of principal, interest and fees under the Existing Credit Facility.

5.375% Senior Notes due 2022

In connection with the Merger, on September 6, 2017, Merger Sub commenced a tender offer and consent solicitation (the “Tender Offer”) to purchase for cash any and all outstanding 5.375% Senior Notes due 2022 (the “5.375% Notes”) issued by the Company pursuant to the indenture, dated as of July 1, 2014, among the Company, the guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Existing Indenture”). On the date hereof, $989,379,000 principal amount of 5.375% Notes, representing approximately 98.94% of the outstanding 5.375% Notes, were purchased in the Tender Offer and subsequently cancelled.

As previously disclosed by the Company, the Company entered into a Supplemental Indenture, dated as of September 19, 2017, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Supplemental Indenture”), which eliminates substantially all of the restrictive covenants and eliminates or modifies certain reporting obligations, certain events of default and related provisions contained in the Existing Indenture. The amendments to the Existing Indenture became operative upon the acceptance for purchase of the 5.375% Notes tendered in the Tender Offer.

4.750% Senior Secured Notes due 2021

In connection with the Merger, on September 6, 2017, Merger Sub commenced an offer to purchase for cash (the “Change of Control Offer”) any and all outstanding 4.750% Notes issued by the Company pursuant to the indenture, dated as of June 17, 2016, among the Company, the guarantors party thereto from time to time and U.S. Bank National Association, as trustee and collateral agent (the “Secured Notes Indenture”), at a purchase price of 101.0% of the aggregate principal amount of 4.750% Notes repurchased, plus accrued and unpaid interest on the 4.750% Notes repurchased to the date of repurchase. The Change of Control Offer satisfies the Company’s obligation under Section 4.14 of the Secured Notes Indenture to make a “change of control offer” in connection with the Merger. The Change of Control Offer expired at midnight on October 6, 2017 and tenders for $57,462,000 principal amount of 4.750% Notes, representing approximately 14.37% of the outstanding 4.750% Notes, were received at that time. On the date hereof all of the 4.750% Notes tendered in the Change of Control Offer were purchased and subsequently cancelled.

All information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: October 10, 2017	By:	/s/ Jan D. Madsen
Jan D. Madsen
Chief Financial Officer